Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of May 4 , 2025 (this “Amendment”), to the Agreement and Plan of Merger (the “Agreement”), dated as of March 23, 2025, is by and among The AZEK Company Inc., a Delaware corporation (the “Company”), James Hardie Industries plc, an Irish public limited company (“Parent”), and Juno Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the Company, Parent and Merger Sub have previously entered into the Agreement pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent; and

WHEREAS, the Company, Parent and Merger Sub desire to amend the Agreement in accordance with Section 7.4 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

Section 1.1
All capitalized terms used herein shall have the meanings set forth in the Agreement, unless the context indicates otherwise.

Section 1.2
Section 2.3(c)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(i) As of the Effective Time, each compensatory option to purchase Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time and (A) that was granted to a holder who, as of immediately prior to the Effective Time, is no longer an employee of the Company or its Subsidiaries or (B) that was granted to a non-employee member of the Company Board, other than a Company Board Designee (each, a “Settled Stock Option”), shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration Value in respect of each Net Option Share subject to such Company Stock Option immediately prior to the Effective Time (the “Settled Stock Option Consideration”). For purposes of this Agreement, “Net Option Share” means, with respect to a Company Stock Option, the quotient obtained by dividing (A) the product obtained by multiplying (i) the excess, if any, of the value of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Merger Consideration Value. For purposes of the preceding sentence, “Merger Consideration Value” means an amount in cash equal to (I) the Cash Consideration plus (II) the product obtained by multiplying (x) the Exchange Ratio by (y) the Parent Share Price.”

Section 1.3
This Amendment and the Agreement (including the exhibits, annexes and appendices hereto), together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 1.4
This Amendment, and all Proceedings (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration and enforcement hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 1.5
This Amendment may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Amendment by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

Section 1.6
Except as otherwise expressly provided herein, the Agreement shall remain unchanged and in full force and effect.

Section 1.7
From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed to be a reference to the Agreement as amended by this Amendment.

Section 1.8
Article VIII of the Agreement shall, to the extent not already set forth in this Amendment, apply mutatis mutandis to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

JAMES HARDIE INDUSTRIES PLC

By:	/s/ Aaron Erter
	Name:	Aaron Erter
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

JUNO MERGER SUB INC.

By:	/s/ Aaron Erter
	Name:	Aaron Erter
	Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

THE AZEK COMPANY INC.

By:	/s/ Jesse Singh
	Name:	Jesse Singh
	Title:	Chief Executive Officer, President and Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]